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                                                               Sub-Item 77Q1(a)

                              AMENDMENT NO. 1 TO
                                   BYLAWS OF
           INVESCO VAN KAMPEN TRUST FOR INVESTMENT GRADE MUNICIPALS

                      Adopted effective December 3, 2012

The Bylaws of Invesco Van Kampen Trust for Investment Grade Municipals (the "Trust"), adopted effective May 15, 2012, (the "Bylaws"), are hereby amended as follows:

   1. Invesco Van Kampen Trust for Investment Grade Municipals is now named Invesco Trust for Investment Grade Municipals.

   2. All references to Invesco Van Kampen Trust for Investment Grade Municipals in the Bylaws are hereby deleted and replaced with Invesco Trust for Investment Grade Municipals.